Exhibit 99.1

Life Partners Holdings Files for Chapter 11 Bankruptcy Protection

WACO, TX – January 20, 2015 - Life Partners Holdings, Inc. (Nasdaq GS: LPHI), parent company of Life Partners, Inc., today announced that it has filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”) on January 20, 2015. The Company will continue to operate its business as “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. Its primary operating subsidiary, Life Partners, Inc., will continue to operate as a life settlement provider.

In connection with the Chapter 11 case, Life Partners Holdings has also filed for the appointment of a Chief Restructuring Officer who will oversee the implementation of the Company’s plan for reorganization.

The Company elected to seek protection under Chapter 11 while it pursues an appeal of a $46 million judgment against the Company and two of its executive officers in favor of the Securities and Exchange Commission as previously disclosed in the Company’s latest quarterly filing with the Commission.

The Securities and Exchange Commission had filed a motion with the Federal trial court to appoint a receiver for the Company. Faced with this possibility and having received no other protection requested from the Federal trial court, the Company elected to seek protection under Chapter 11 in order to avoid the appointment of a receiver which could have liquidated the Company and prevented the effective prosecution of the appeal.

In connection with the bankruptcy filing, the Company is seeking customary authority from the Bankruptcy Court that will enable it to continue to operate and for its subsidiaries to continue to serve its clients.

As of January 20, 2015 the Company and its subsidiaries had approximately $18.9 million in assets, including approximately $2.9 million of cash and cash equivalents and approximately $352,000 of certificates of deposit.

Brian Pardo, CEO of Life Partners Holdings, Inc., stated, “After careful consideration, the Board of Directors unanimously concluded that filing for Chapter 11 was the appropriate course of action for the Company, given the importance of continuing to pursue the appeal of the final judgment in the SEC’s case as well as the prosecution and resolution of other pending litigation. We continue to believe in life settlements as a valuable and attractive asset class and we remain committed to continuing to serve our clients. In fact, during 2014, we saw over $71 million paid out to thousands of LPI clients and over $200 million in payouts since 2001. And, we expect to see additional payouts in the coming years. This was a strategic move intended to protect the value of the Company and its shareholders from the damaging litigation which we believe would otherwise have destroyed all shareholder value. We look forward to working towards the successful and prompt emergence of the Company from Chapter 11.”

The Company indicated that it expects to provide additional details with respect to the Chapter 11 plan of reorganization as soon as they are available. Such a plan may involve the sale of one or more subsidiaries of Life Partners Holdings or other Company assets with Bankruptcy Court approval.

Life Partners Holdings, Inc. is the parent company of the world’s oldest company engaged in the secondary market for life insurance, commonly called “life settlements.” Since its incorporation in 1991, Life Partners, Inc. has completed over 162,000 transactions for its worldwide client base of over 30,000 high net worth individuals and institutions in connection with the purchase of over 6,500 policies totaling over $3.2 billion in face value.

Safe Harbor

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that relate to the intent, beliefs, plans or expectations of the Company or its management, as well as any estimates or projections for the outcome of events that have not yet occurred at the time of this news release. All statements other than statements of historical fact are forward-looking statements. All forward-looking statements made by the Company are predictions and not guarantees of future performance, involve material risks and uncertainties and are subject to change based on factors that are difficult to predict and that may be beyond the Company’s control. Such factors include, but are not limited to: those described under the “Risk Factors” section and elsewhere in the Company’s most recent Quarterly Report on Form 10-Q filed with the Securities Exchange Commission on January 14, 2015, as well as in other past filings with the Securities and Exchange Commission; the risk that the Company may not be able to successfully execute its strategic steps, including for reasons outside of the Company’s control; risks and uncertainties relating to the bankruptcy filing by the Company, including but not limited to, (i) the Company’s ability to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 cases including maintaining strategic control as debtor-in-possession, (ii) the ability of the Company and its subsidiaries to prosecute, develop and consummate a plan of reorganization, (iii) the effects of the Company’s bankruptcy filing on the Company and on the interests of various constituents, (iv) Bankruptcy Court rulings in the Chapter 11 cases as well the outcome of all other pending litigation and the outcome of the Bankruptcy case in general, (v) the length of time the Company will operate under the Chapter 11 protection, (vi) risks associated with third party motions in the Chapter 11 cases, which may interfere with the Company’s ability to develop and consummate a plan of reorganization, (vii) the potential adverse effects of the Chapter 11 proceedings on the Company’s liquidity or results of operations, (viii) the potential adverse effects of the Chapter 11 proceedings on regulatory and licensing agencies of our primary operating subsidiary, Life Partners, Inc., and (ix) increased legal costs to execute the Company’s reorganization, and other risks and uncertainties. The Company cautions that the trading in the Company’s securities during the pendency of the Chapter 11 cases is highly speculative and poses substantial risks. A plan of reorganization could result in the Company’s outstanding common stock to be diluted or extinguished and the holders of the Company’s common stock may not receive any consideration. Accordingly, the Company’s future performance and financial results may differ materially and/or adversely from those expressed or implied in any such forward-looking statements. You should not place undue reliance on forward-looking statements. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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LPHI-G

Contact:

Andrea Atwell

Life Partners Holdings, Inc.

Shareholder Relations

254-751-7797

info@LPHI.com

www.lphi.com